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                             OMEGA CABINETS, LTD.                   EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




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                                     Predecessor                                    The Company
                                 ------------------   -------------------------------------------------------------------------
                                                                                            Year ended
                                     Period from         Period from     ------------------------------------------------------
                                   January 1, 1994     June 17, 1994 to    December 30,  December 28, December 27, Janauary 2,
                                   to June 16, 1994    December 31, 1994      1995          1996        1997         1999
                                 -------------------  -------------------------------------------------------------------------
Income before income taxes
and extraordinary item                   $2,095,952           $3,057,877   $ 3,439,656   $11,856,024  $ 3,460,653   10,383,026

Fixed charges:

 Interest expense                            22,321            4,123,344     9,700,914    10,441,182   16,311,997   15,074,327

 Estimated portion of rental
  expense attributable to
  interest costs (25%)                      135,750              161,500       333,750       421,500      402,750      402,750
                                 -------------------  ------------------------------------------------------------------------

Total fixed charges                         158,071            4,284,844    10,034,664    10,862,682   16,714,747   15,459,077
                                 -------------------  ------------------------------------------------------------------------

Earnings before income taxes and
 fixed charges                           $2,254,023           $7,342,721   $13,474,320   $22,718,706  $20,175,400  $26,297,103
                                 ===================  ========================================================================
Ratio of earnings to fixed
 charges                                       14.3                  1.7           1.3           2.1                       1.2

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